Eternal Technologies Group Updates Market on Year to Date Business Achievements

- Signed Contracts represent $15,974,688 in revenue year to date

HOUSTON-- June 6, 2005 -- Eternal Technologies Group Inc. (OTCBB:ETLT) is pleased to announce that the company has signed contracts that represent $15, 974,688 in revenue year to date. The income generated from these contracts is expected to significantly exceed all of the income generated in 2004. Management expects to sign additional contracts throughout the third and fourth quarters.

On June 3rd, the Company signed a technical service contract for embryo transfer. As the market for sheep embryo transfers continues to get saturated in the Peoples' Republic of China, the company is spending more time and resources in its cattle embryo transfer business. The shortage of fine breed dairy cattle in China restricts the growth of the dairy industry. In the next 7 to 10 years, the shortage of dairy cattle in China is estimated to be 10 million per year.

Mr. JiJun Wu, Chairman of Eternal Technologies Group Inc. added, " Eternal continues to modify our business plan based on market demands while we acquire assets according to our production needs. We continue to develop and seek out new technologies for our core embryo transfer business while we remain focused on providing a premier level or service to our clients."

In recent years, China's per capita consumption of dairy products has grown dramatically, and the country's domestic producers have been unable to keep pace with the growing demand for dairy products. In addition, a study released by Ryukoku University in Japan has forecast that meat production in China is set to increase significantly over the next 30 years, as China's economy continues to grow and consumers increase consumption of red meat.

The information contained in this press release should be read in connection with the company's Quarterly Report filed on Form 10-QSB for the quarter ended April 30, 2005 and its Annual Report filed on Form 10-KSB for the year ended December 31, 2004.

About Eternal Technologies
Eternal is a major agricultural genetics and biopharmaceutical R&D firm operating in China with the support of the Chinese Government. Eternal's animal breeding division has a strong asset base, cash position and net income. Eternal has become one of China's leading institutions for biopharmaceutical and biotech research, pure breed cultivation and breed stock production. The Company has secured a key market niche by commercializing gene engineering technologies and providing superior breeding stock, allowing China's citizens the ability to improve their living standards. With the world's largest population, a double-digit national growth rate and entry into the WTO, Eternal Technologies has a playing field set for tremendous opportunity. As a prominent player in the agricultural genetics industry, cash in the bank and an untapped market, Eternal has the potential to become a major player in China's national growth.


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